Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Full Year Fiscal 2021 Financial Results

Significant improvement in gross profit, operating income and net income

Westminster, MA – June 10, 2021 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the fourth quarter and full year ended March 31, 2021.

Full year net sales were $15.6 million or 3% lower when compared to $16.0 million last year. However, gross profit was 10% higher at $3.5 million when compared to gross profit of $3.1 million for fiscal year 2020, reflecting a more favorable project mix.

“Our results for fiscal year 2021 were highlighted by a more favorable project mix which drove improved gross margins when compared to last year,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “We have also implemented manufacturing improvements on the remaining components from fiscal 2020 that negatively impacted our prior year results with learning-curve related costs.”

“This resulted in an overall improvement in reported financial results for fiscal year 2021 when compared to fiscal year 2020,” added Mr. Shen. “We expect to carry these improvements into the first quarter of fiscal 2022 and beyond.”

Sales order backlog was $18.6 million at March 31, 2021, up from $16.8 million at March 31, 2020.

Fourth Quarter of Fiscal 2021 Financial Results

•	Net sales were $4.0 million, or 18% lower when compared to the same quarter a year ago, largely due to lower revenue for precision industrial components.
•	Cost of sales were $3.1 million, or 15% lower than the same quarter a year ago, due primarily to lower revenue.
•	Gross profit was $933,000, a decrease of 28% compared to $1.3 million in the same quarter last year.
•	SG&A decreased by $5,000, or 1%, primarily on lower travel expenses due to COVID-19 travel restrictions and lower professional fees.
•	Operating income was $298,000, compared to $166,000, in the same quarter a year ago, as fiscal 2020 included a non-recurring expense of $495,000 for the claims settlement of a civil action.
•	Net income was $214,000, compared to $48,000 for the same period a year ago.

Fiscal 2021 Financial Results

•	Net sales were $15.6 million, or 3% lower when compared to the prior fiscal year.
•	Cost of sales were $12.1 million, or 6% lower, in part due to significantly reduced learning-curve related costs compared to fiscal 2020.
•	Gross profit was $3.5 million, or 10% higher when compared to the prior fiscal year.
•	SG&A increased by $56,000 to $2.8 million, as increases in share-based compensation, employee compensation and office costs more than offset decreases in professional fees and travel expenses due to COVID-19 travel restrictions.

•	Operating income was $623,000 compared to an operating loss of $141,000 in the prior fiscal year.
•	Net income was $321,000, compared to a net loss of $342,000 in the prior fiscal year.
•	EBITDA* was $1.3 million, compared to $599,000 in the prior fiscal year.

* EBITDA is a non-GAAP financial measure, which is reconciled to the most directly comparable GAAP financial measure below, under the caption “Reconciliation of EBITDA to Net Income (Loss).”

Financial Position

At March 31, 2021, TechPrecision had $2.1 million in cash and cash equivalents, an increase of $1.2 million compared to $931,000 at March 31, 2020.

Working capital was $5.2 million at March 31, 2021 compared to $5.6 million at March 31, 2020. The decline in working capital was due primarily to the current balance sheet classification for the upcoming Berkshire Bank term loan maturity in December 2021, partially offset by the increase in cash. Approximately $2.5 million of long-term debt is due to Berkshire Bank in less than twelve months at March 31, 2021. We expect to renew the term loan at maturity. We have access to additional capital via the existing revolver loan should management determine it needs to bolster liquidity.

Small Business Administration (SBA) Loan

On May 12, 2021, as authorized by Section 1106 of the CARES Act, the SBA remitted to Berkshire Bank, the lender of record, a payment of principal and interest in the amounts of $1,317,100 and $13,207, respectively, for forgiveness of the Company’s Paycheck Protection Program (PPP) loan. The funds credited to the PPP loan pay this loan off in full. The Company applied for loan forgiveness with the SBA under the Paycheck Protection Program on March 26, 2021.

Acquisition of Stadco

With the Covid-19 vaccination of our management complete, we have been able to proceed with the long-delayed final aspects of our due diligence of Stadco’s business. We look forward to finalizing this matter and expect to reach a resolution before August 1, 2021. As due diligence and negotiations continue into the final stages, the Company will not make any further comments regarding Stadco prior to finalization of this matter.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on June 10, 2021. To participate in the live conference call, please dial 1-888-506-0062 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-973-528-0011. When prompted, enter Conference Passcode 723025. A replay will be available until June 24, 2021. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 41610.

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2198/41610.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to change the composition of our revenues and effectively control operating expenses; external factors, including the COVID-19 pandemic, that may be outside of our control; the impacts of the COVID-19 pandemic and government-imposed lockdowns in response thereto; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; operating in a single geographic location; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general economic conditions; the risk that the proposed acquisition of Stadco may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of Company’s common stock; the failure of either party to satisfy any of the conditions to the consummation of the proposed acquisition of Stadco and uncertainties as to the timing of the consummation of the proposed acquisition; the occurrence of any event, change or other circumstance that could give rise to the termination of the securities purchase agreement governing the acquisition; the effect of the announcement or pendency of the proposed acquisition on the Company’s business relationships, operating results and business generally; risks related to diverting management’s attention from the Company’s ongoing business operations; unexpected costs, charges or expenses resulting from the proposed acquisition; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,130,711	$930,856
Accounts receivable	608,059	990,300
Contract assets	5,532,408	4,504,621
Raw materials	503,636	561,572
Work-in-process	767,520	656,041
Other current assets	379,437	606,151
Total current assets	9,921,771	8,249,541
Property, plant and equipment, net	4,063,209	4,182,861
Deferred income taxes	1,934,415	2,115,480
Other noncurrent assets, net	84,624	32,600
Total assets	$16,004,019	$14,580,482
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$500,848	$185,065
Accrued expenses	1,526,270	1,554,524
Contract liabilities	218,152	805,049
Current portion of long-term debt	2,474,963	109,829
Total current liabilities	4,720,233	2,654,467
Long-term debt, including finance lease	1,341,938	2,456,560
Commitments and contingent liabilities
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 29,498,662 and 29,354,594 shares issued and outstanding at March 31, 2021 and 2020	2,949	2,935
Additional paid in capital	8,944,660	8,793,062
Accumulated other comprehensive income	21,838	21,688
Retained earnings	972,401	651,770
Total stockholders’ equity	9,941,848	9,469,455
Total liabilities and stockholders’ equity	$16,004,019	$14,580,482

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Net sales	$4,029,382	$4,931,669	$15,595,558	$16,007,288
Cost of sales	3,096,416	3,629,799	12,131,274	12,868,086
Gross profit	932,966	1,301,870	3,464,284	3,139,202
Selling, general and administrative	635,297	640,431	2,841,036	2,785,486
Provision for claims settlement	--	495,000	--	495,000
Income (loss) from operations	297,669	166,439	623,248	(141,284)
Other income	3,363	1,686	4,600	22,750
Interest expense	(42,452)	(77,628)	(202,337)	(296,076)
Total other expense, net	(39,089)	(75,942)	(197,737)	(273,326)
Income (loss) before income taxes	258,580	90,497	425,511	(414,610)
Income tax provision (benefit)	44,308	42,052	104,880	(73,041)
Net income (loss)	$214,272	$48,445	$320,631	$(341,569)
Net income (loss) per share basic	$0.01	$0.00	$0.01	$(0.01)
Net income (loss) per share diluted	$0.01	$0.00	$0.01	$(0.01)
Weighted average number of shares outstanding:
Basic	29,498,662	29,258,966	29,447,085	29,258,692
Diluted	31,113,103	29,681,194	31,035,355	29,258,692

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$320,631	$(341,569)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	704,049	717,579
Amortization of debt issue costs	51,399	59,502
Gain on disposal of equipment	(1,425)	--
Stock based compensation expense	179,917	90,917
Change in contract loss provision	(121,316)	227,688
Deferred income taxes	181,065	(73,041)
Provision for claims settlement	--	495,000
Changes in operating assets and liabilities:
Accounts receivable	382,241	20,143
Contract assets	(1,027,787)	(113,789)
Inventories	(53,542)	22,702
Other current assets	226,714	(146,185)
Accounts payable	315,783	(424,017)
Accrued expenses	65,018	77,747
Contract liabilities	(586,897)	64,102
Net cash provided by operating activities	635,850	676,779
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(546,890)	(39,831)
Proceeds from sale of fixed assets	9,582	--
Deposit for fixed assets	(70,623)	--
Net cash used in investing activities	(607,931)	(39,831)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock transactions	--	9,051
Proceeds from revolver loan	1,000,000	--
Repayment of revolver loan	(1,000,000)	--
Deferred loan costs	(24,610)	(41,628)
Proceeds from payroll protection program loan	1,317,100	--
Repayment of long-term debt	(120,441)	(1,710,500)
Net cash provided by (used in) financing activities	1,172,049	(1,743,077)
Effect of exchange rate on cash and cash equivalents	(113)	339
Net increase (decrease) in cash and cash equivalents	1,199,855	(1,105,790)
Cash and cash equivalents, beginning of period	930,856	2,036,646
Cash and cash equivalents, end of period	$2,130,711	$930,856

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income (Loss)

The following table provides a reconciliation of EBITDA to net income (loss), the most directly comparable U.S. GAAP measure reported in our consolidated financial statements for the fiscal years ended:

(dollars in thousands)	March 31, 2021	March 31, 2020	Change Amount
Net income (loss)	$321	$(342)	$663
Income tax provision (benefit)	105	(73)	178
Interest expense (1)	202	296	(94)
Depreciation	704	718	(14)
EBITDA	$1,332	$599	$733

(1)	Includes amortization of debt issue costs.

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